EXHIBIT 23.2

                        Consent of KPMG Peat Marwick LLP


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KPMG Peat Marwick LLP
515 Broadway
Albany, NY   12207




The Board of Directors
Hudson River Bancorp, Inc.


We consent to the incorporation by reference in the Registration Statement on Form S-8 of Hudson River Bancorp, Inc. related to The Hudson City Savings Institution 401(k) Savings Plan of our report dated June 20, 1997, except for note 17, which is as of November 20, 1997, relating to the consolidated balance sheets of The Hudson City Savings Institution and subsidiaries as of March 31, 1997 and 1996, and the related consolidated income statements, changes in equity and cash flows for each of the years in the three-year period ended March 31, 1997.



                                         /s/ KPMG Peat Marwick LLP
                                         KPMG PEAT MARWICK, LLP


Albany, New York
July 1, 1998